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NORTHFIELD LABORATORIES INC.

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FOR FURTHER INFORMATION CONTACT:

Sophia H. Twaddell	Tom Laughran
Vice President, Corporate Communications	Fleishman-Hillard
(847) 864-3500	(312) 751-3519
stwaddell@northfieldlabs.com	laughrant@fleishman.com
FOR IMMEDIATE RELEASE
NORTHFIELD LABORATORIES INC. REPORTS FISCAL 2008
FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
EVANSTON, IL—August 14, 2008—Northfield Laboratories Inc. (Nasdaq: NFLD) announced today that it has filed its Annual Report on Form 10K, letter from the Chairman, and final Proxy Statement with the Securities Exchange Commission. These items are available on the Company’s website at www.northfieldlabs.com.
For the fiscal year, Northfield reported a net loss of $20.4 million, or $.76 per share, compared with a net loss of $27.7 million, or $1.03 per share, for the prior fiscal year. The Company reported shareholders’ equity of $27.0 million, with $20.7 million in cash and marketable securities.
Northfield reported a loss of $5.8 million, or $0.21 cents per share, for the fiscal fourth quarter, compared with a loss of $6.4 million, or $0.24 cents per share, for the corresponding period last year.
Highlights of the Fiscal Year
•	Northfield continues to prepare its Biologics License Application for PolyHeme®, the Company’s human hemoglobin-based oxygen carrier for the treatment of life-threatening hemoglobin levels when blood is not available. Based on the current activities described in the 10K, the Company anticipates submitting the final BLA with a request for priority review in the fourth calendar quarter of 2008.

•	The data from Northfield’s multicenter Phase III trial with PolyHeme were presented at the American College of Surgeons, and the presentation formed the basis for a paper which has been submitted to a peer-reviewed journal for publication.
1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500

•	The study results were presented at a plenary session at the XI International Symposium on Blood Substitutes in Beijing.

•	Northfield participated in the FDA/NIH public workshop Hemoglobin-Based Oxygen Carriers: Current Status and Future Directions.

•	Northfield participated in meetings related to the advancement of trauma care, including the Endpoint Initiatives in Trauma meeting hosted by the National Trauma Institute and the Decision Gate in Progress Review at Fort Detrick.

•	Northfield supported its clinical investigators in the final phase of public disclosure required under CFR 50.24, the regulation under which the Phase III study was conducted.
Annual Meeting of Stockholders
Northfield will hold its 2008 annual meeting of stockholders on Thursday, October 2, 2008, at 10:00 a.m., local time, at the Deer Path Inn, Lake Forest, Illinois. The entire meeting, including the official proceedings, the annual business update, and the question and answer session will be broadcast live on the Internet. Details will be provided approximately two weeks before the meeting date.
About Northfield Laboratories and PolyHeme®
Northfield Laboratories Inc. is a leader in developing an oxygen-carrying red blood cell substitute for the treatment of life-threatening hemoglobin levels, when an oxygen-carrying fluid is required and red blood cells are not available. Northfield’s product, PolyHeme(R), is under clinical investigation as an oxygen-carrying red blood cell substitute. It is a solution of chemically modified human hemoglobin that requires no cross matching and is therefore compatible with all blood types. PolyHeme® has a shelf life in excess of 12 months. For further information, visit http://www.northfieldlabs.com.
Forward Looking Statement
This press release may contain forward-looking statements concerning, among other things, Northfield’s future business plans and strategies and clinical and regulatory developments affecting our PolyHeme red blood cell substitute product. These forward-looking statements are identified by the use of such terms as “intends,” “expects,” “plans,” “estimates,” “anticipates,” “should,” “believes” and similar terms. These forward-looking statements involve inherent risks and uncertainties. Our actual results may therefore differ materially from those predicted by the forward-looking statements because of various factors and possible events, including our potential inability to regain compliance with applicable Nasdaq listing standards, the possibility that since the full data from our Phase III clinical trial have not been submitted to, or reviewed by, FDA,
1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500

they may not be sufficient to demonstrate the safety or effectiveness of PolyHeme, our ability to successfully file a Biologics License Application, our ability to be granted priority review of our Biologics License Application, our ability to obtain FDA approval to market PolyHeme commercially, our need to obtain additional capital to finance our ongoing business operations and the construction of an expanded commercial-scale manufacturing facility, our ability to obtain adequate supplies of raw materials and to manufacture PolyHeme in commercial quantities, our ability to market PolyHeme successfully, the possibility that competitors will develop products that will render PolyHeme obsolete or non-competitive, our ability to protect our intellectual property rights, the outcome of a purported class action lawsuit as described in our most recently filed annual report on Form 10-K, the possibility that we may be subject to product liability claims and other legal actions, our dependency on a limited number of key personnel, the uncertainty of third party reimbursement for our product and other risks and uncertainties described from time to time in our periodic reports filed with the Securities and Exchange Commission, including our most recently filed annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the time such statement is made. All subsequent written and oral forward-looking statements attributable to Northfield or any person acting on our behalf are qualified by this cautionary statement.
1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800 Tel: 847-864-3500